Exhibit 99.1
Slack Announces Preliminary Fourth Quarter and Fiscal Year 2021 Results; Acceleration Caps Off a Record Setting Year
Record number of new Paid Customers added and strong Calculated Billings growth exiting FY21
SAN FRANCISCO, February 25, 2021—Slack Technologies, Inc., (NYSE: WORK) today reported preliminary results for its quarter and fiscal year ended January 31, 2021.
Preliminary Fourth Quarter Fiscal Year 2021 Highlights:
•Crossed over the $1 billion revenue run rate mark, with $250.6 million in total revenue for the quarter.
•Calculated Billings of $359.9 million, up 41% from the same quarter last year.
•Added a record-setting 14,000 net new Paid Customers, up 180% from the same quarter last year.
Preliminary Full Fiscal Year 2021 Highlights:
•Total revenue of $902.6 million, an increase of 43% year-over-year.
•Calculated Billings of $1,036.5 million, an increase of 35% year-over-year.
•156,000 total Paid Customers, up 42% year-over-year.
•Over 1,180 Paid Customers with greater than $100,000 in annual recurring revenue, up 32% year-over-year.
•Over 106 Paid Customers with greater than $1 million in annual recurring revenue, up 51% year-over-year.
From SMBs to the largest enterprises, companies around the world are standardizing on Slack to transform the way they work in this all-digital world. Q4 marks a record quarter for Slack in terms of adding Paid Customers, including adding more large enterprise customers whose spending exceeds $100,000 in annual recurring revenue. These key financial milestones underscore the momentum across the Slack business and highlight the long-term opportunity for continued investment in the future of work. More details about the product innovations driving this momentum, including the rapid growth of Slack Connect, will be released as part of Slack’s full fourth quarter and fiscal year 2021 earnings release on March 4, 2021.
Estimated Preliminary Results for the Fourth Quarter and Fiscal Year Ended January 31, 2021 (Unaudited):
Set forth above are certain estimated preliminary financial results and other key business metrics for the fourth quarter and fiscal year ended January 31, 2021. These estimates are based on the information available to us at this time. Our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the fiscal year ended January 31, 2021 are finalized. The estimated preliminary financial results and other key business metrics have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data.
Non-GAAP Financial Measure:
Calculated Billings is a non-GAAP financial measure. Slack believes that this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to Slack’s financial condition and results of operations. Slack’s management uses this non-GAAP measure to compare Slack’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Slack believes that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Slack’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.
Management does not consider this non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. Slack urges investors to review the reconciliation of its non-GAAP financial measure to the comparable GAAP financial measure, which is included below, and not to rely on any single financial measure to evaluate Slack’s business.

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020
	(In thousands)
Revenue	$250,598	$181,903	$902,610	$630,422
Add: Total deferred revenue, end of period	510,605	376,714	510,605	376,714
Less: Total deferred revenue, beginning of period	(401,280)	(303,924)	(376,714)	(241,873)
Calculated Billings	$359,923	$254,693	$1,036,501	$765,263

Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our business strategy and plans, market trends, and positioning. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Slack’s control. Slack’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Slack’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2020. The forward-looking statements included in this press release represent Slack’s views as of the date of this press release. Slack undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Slack:
Slack has transformed business communication. It’s the leading channel-based messaging platform, used by millions to align their teams, unify their systems, and drive their businesses forward. Only Slack offers a secure, enterprise-grade environment that can scale with the largest companies in the world. It is a new layer of the business technology stack where people can work together more effectively, connect all their other software tools and services, and find the information they need to do their best work. Slack is where work happens.
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Slack and the Slack logo are trademarks of Slack Technologies, Inc. or its subsidiaries in the U.S. and/or other countries. Other names and brands may be claimed as the property of others.
CONTACTS:

Jesse Hulsing	Julie Mullins
Investor Relations	Media Relations
ir@slack.com	pr@slack.com